Exhibit 99.1

Company Contact:	Investor Relations Contact:
Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance	mshilton@lhai.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND FULL

YEAR 2006 FINANCIAL RESULTS

- 2006 Royalties and License Fees Grew 75 Percent Versus 2005 -

San Jose, Calif., January 31, 2007 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its results for the fourth quarter and twelve-month period ended December 31, 2006. Additionally, in a separate release today, Tessera announced the execution of a definitive agreement with respect to the acquisition of Eyesquad, a leader in the development and design of solid-state auto-focus and optical zoom solutions for camera phones and other electronic products that integrate cameras.

“Tessera posted a strong fourth quarter with revenue of $50.3 million led by royalties and license fees growth of 97 percent over the fourth quarter 2005,” stated Bruce McWilliams, Tessera’s chairman, president and chief executive officer. “For the year, Tessera’s full year 2006 revenue of $208.7 million included $99.6 million in royalties and license fees and was up 120 percent compared to 2005. Tessera exited 2006 collecting royalties on approximately 60 percent of the units shipped using its CSP technology, up from an average of 36 percent in 2005. New licensees for 2006 such as Infineon, Micron, NXP, formerly Philips Semiconductors, and Qimonda were major contributors to this growth. The licensing pipeline in our packaging, interconnect, and consumer optics business is robust, and we believe our royalties and license fees will grow roughly 55 percent in 2007 as compared to a very strong 2006.”

Revenue Highlights: Fourth Quarter 2006

•	Total revenue was $50.3 million.

•	Royalties and license fees were $34.8 million.

•	Payments for past production were $5.5 million.

•	Product and service revenues were $10.0 million.

Generally accepted accounting principles (GAAP) net income for the fourth quarter of 2006 was $13.8 million, or $0.28 per diluted share. Pro forma net income for the fourth quarter of 2006 was $26.4 million and pro forma net income per diluted share was $0.54. Pro forma net income is defined as income adjusted for non-cash tax expense, stock-based compensation and either one-time or ongoing non-cash deal amortization charges. Pro forma net income per share equals pro forma net income divided by the weighted diluted share count as of that period end.

Revenue Highlights: Year ended December 31, 2006

•	Total revenue was $208.7 million, up 120 percent.

•	Royalties and license fees were $99.6 million, up 75 percent.

•	Payments for past production were $83.1 million, up more than 290 percent.

•	Product and service revenues were $26.0 million, up 58 percent.

GAAP net income for the year ended December 31, 2006 was $61.4 million or $1.27 per diluted share. Pro forma net income for the year ended December 31, 2006 was $119.3 million, or $2.44 per diluted share.

McWilliams continued, “In addition to the continued strong performance in our core markets of DRAM, wireless and consumer electronics, in 2006 we also laid the groundwork for a growing set of opportunities in advanced packaging, interconnect and consumer optics. Today, we announced a definitive agreement to acquire Eyesquad, the latest component in our long-term consumer optics growth strategy. Combining Eyesquad’s technology with Tessera’s previously acquired solutions will enable us to provide the industry even greater capability in high volume miniaturized electronics such as camera phones. In addition to our consumer optics business, we continue to invest in our packaging and interconnect technologies, all of which we believe will be key long-term growth drivers for our company.”

2007 Financial Guidance

Tessera expects first quarter 2007 total revenue within the range of $45 million to $46 million, including products and services revenue of approximately $9 million. As per company policy, quarterly revenue guidance does not include the impact of new agreements that are not already signed.

Expenses for the first quarter are projected to approximate $24 million to $24.5 million, including $4 million to $4.5 million of litigation expense. This includes cost of revenue, research and development, and selling, general and administration expenses, but excludes stock based compensation and deal-related expenses.

Other income is projected to be $2.0 million. The company’s book tax rate is projected to be 42 percent of pre-tax profit, as a portion of stock compensation expense is not deductible for tax purposes. Cash taxes are projected to approximate $1.8 million in the first quarter.

Stock based compensation expense is projected to be approximately $4.5 million. Non-cash deal amortization is expected to be approximately $1.3 million.

The fully diluted share count is expected to be 49 million shares.

Charles Webster, Tessera’s chief financial officer, stated, “In 2007, we are continuing to invest in the development of packaging, interconnect and consumer optics. In addition, we are strengthening our sales resources and anticipate expanding our footprint to Korea and Europe, adding to our presence in Israel, Japan, Taiwan and the United States.”

Tessera expects full year 2007 total revenue in the range of approximately $193 million to $198 million. This range is composed of approximately $153 million to $158 million in royalties and license fees and $40 million in products and services. This full year 2007 guidance assumes no settlements, license fees, or associated past production payments related to the company’s current litigation efforts. As a reminder, Tessera had $83.1 million in past production payments in 2006. Annual royalties and license fees are projected to be up roughly 55 percent as compared to 2006.

Expenses for 2007 are projected to be approximately $103 million to $106 million, including $22 million to $25 million of litigation expense. This includes cost of revenue, research and development, and selling, general and administration expenses, but excludes stock-based compensation and deal-related expenses.

Stock-based compensation expense is projected to be approximately $20 million. Non-cash deal amortization is expected to be approximately $5.5 million.

Other income is projected to be $8.0 million. The company’s book tax rate is projected to be 42 percent of pre-tax profit. Cash taxes are projected to approximate $7.0 million for the year.

The fully diluted share count is expected to be 50 million shares.

Conference Call Information

Tessera Technologies will host its fourth quarter and year end 2006 conference call on January 31, 2006 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 5855891.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Pro Forma Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains pro forma financial measures that are adjusted for non-cash tax expense, and stock compensation and the requirements of SFAS No. 123(R), “Share-based Payment” (“123R”). The pro forma financial measures used by management and disclosed by the company exclude the income statement effects of non-cash tax expense, either one-time or ongoing non-cash deal amortization charges and all forms of stock compensation and the effects of 123R upon the number of diluted shares used in calculating pro forma earnings per share. The pro forma financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The pro forma financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the pro forma income to our reported GAAP net income.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delay in completing the transaction or the risk that the transaction may not be completed; failure to achieve the revenues, cost savings, growth prospects and any other synergies expected from the transaction; and delays and challenges associated with integrating the companies, including employees and operations, after the transaction is completed. Other factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2006 include more information about factors that could affect the company’s financial results.

– Tables to Follow –

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:

Royalty and license fees	$34,789	$17,692	$99,606	$56,930

Past production payments	5,499	2,439	83,132	21,269

Product and service revenues	9,974	4,465	25,988	16,501

Total revenues	50,262	24,596	208,726	94,700

Operating expenses:

Cost of revenues	5,736	4,004	19,359	13,313

Research, development and other related costs	7,474	2,228	20,063	7,453

Selling, general and administrative	16,218	8,983	70,309	28,361

Total operating expenses	29,428	15,215	109,731	49,127

Operating income	20,834	9,381	98,995	45,573

Other income, net	2,098	1,128	6,499	3,555

Income before taxes	22,932	10,509	105,494	49,128

Income tax provision	9,095	3,758	44,143	17,679

Net income attributable to common stockholders	$13,837	$6,751	$61,351	$31,449

Basic and diluted net income per share attributable to common stockholders:

Net income per common share; basic	$0.30	$0.15	$1.33	$0.71

Net income per common share; diluted	$0.28	$0.14	$1.27	$0.66

Weighted average number of shares used in per share calculations; basic	46,687	44,861	46,102	44,003

Weighted average number of shares used in per share calculations; diluted	48,852	47,486	48,385	47,733

TESSERA TECHNOLOGIES, INC.

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(in thousands, except share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Non-cash income tax expense	$6,592	$3,075	$38,871	$13,509
Stock compensation—cost of revenues	$604	$135	$2,924	$314
Stock compensation—research, development and other related costs	$581	$17	$1,023	$126
Stock compensation—selling, general and administrative	$3,233	$252	$11,421	$804
Amortization of acquired intangibles	$893	$101	$2,128	$235
Adjustment for acquired inventory	$657	$—	$1,562	$—
Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	49,262	47,486	48,851	47,733

TESSERA TECHNOLOGIES, INC

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$194,076	$127,594
Accounts receivable	6,783	4,602
Inventory	1,548	—
Short term deferred tax assets	4,814	1,190
Other current assets	13,434	1,039

Total current assets	220,655	134,425

Property and equipment, net	24,705	8,751
Intangible assets	27,529	12,757
Goodwill	35,425	24,154
Long term deferred tax assets	21,520	9,982
Other assets	444	58

Total assets	$330,278	$190,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,895	$3,043
Accrued legal fees	3,166	2,946
Accrued liabilities	7,350	3,497
Deferred revenue	646	324
Income tax payable	376	359

Total current liabilities	15,433	10,169

Long term deferred tax liabilities	8,990	—

Total liabilities	24,423	10,169

Stockholders’ equity:

Common Stock	47	45
Additional paid-in capital	245,019	182,720
Deferred stock-based compensation	—	(2,245)
Retained earnings (accumulated deficit)	60,789	(562)

Total stockholders’ equity	305,855	179,958

Total liabilities and stockholders’ equity	$330,278	$190,127

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Pro forma net income	$26,397	$10,331	$119,280	$46,437

Less:
Stock compensation—cost of revenues	604	135	2,924	314
Stock compensation—research, development and other related costs	581	17	1,023	126
Stock compensation—selling, general and administrative	3,233	252	11,421	804
Amortization of acquired intangibles	893	101	2,128	235
Adjustment for acquired inventory	657	—	1,562	—
Non-cash income tax expense	6,592	3,075	38,871	13,509

Net income, as reported	$13,837	$6,751	$61,351	$31,449

Pro forma net income per common share; diluted	$0.54	$0.22	$2.44	$0.97

Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	49,262	47,486	48,851	47,733

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